Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 20, 2003 except for Note 11a, as to which the date is November 20, 2003 in Amendment No. 2 to the Registration Statement and related Prospectus of Tempur-Pedic International Inc. and Subsidiaries (f/k/a TWI Holdings, Inc.), dated December 3, 2003, for the registration of Common Stock.

/S/    ERNST & YOUNG LLP

Louisville, Kentucky

December 3, 2003